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Exhibit (a)(1)(C)

        INSIGNIA SYSTEMS, INC.

NOTICE OF GUARANTEED DELIVERY
FOR TENDER OF SHARES
OF COMMON STOCK
(Not to be used for signature guarantees)

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 15, 2013, UNLESS THE OFFER IS EXTENDED.

        This Notice of Guaranteed Delivery, or a form substantially equivalent hereto, must be used to accept the Offer if certificates evidencing shares of Insignia Systems, Inc. common stock, $0.01 par value per share, are not immediately available, if the procedure for book-entry transfer cannot be completed on a timely basis or if time will not permit all required documents to reach Wells Fargo Bank, N.A. (the "Depositary") on or prior to the Expiration Date, which is 5:00 p.m., New York City time, on August 15, 2013, unless we extend the period of time for which the Offer is open, in which case the Expiration Date will be the latest time and date on which the Offer, as so extended, expires. This form may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary. See Section 3 in the Offer to Purchase. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

Wells Fargo Bank, N.A.

By Mail:	By Facsimile Transmission:	By Hand or Overnight Courier:
Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions P.O. Box 64854 St. Paul, Minnesota 55164-0854	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions (800) 380-1372 (phone) (866) 734-9952 (fax)	Wells Fargo Bank, N.A. Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120

        Delivery of this Notice of Guaranteed Delivery to an address other than one set forth above or transmission of instructions via facsimile number other than the facsimile number set forth above will not constitute a valid delivery to the Depositary.

        This Notice of Guaranteed Delivery to the Depositary is not to be used to guarantee signatures. If a signature on a Letter of Transmittal is required to be guaranteed by an "eligible guarantor institution" (as provided in the Offer to Purchase) under the instructions thereto, such signature guarantees must appear in the applicable space provided in the signature box on the Letter of Transmittal.

        The eligible guarantor institution that completes this form must communicate the guarantee to the Depositary and must deliver the Letter of Transmittal or an agent's message (as defined in the Offer to Purchase) and certificates for shares, if any, to the Depositary within the time period shown herein. Failure to do so could result in a financial loss to such eligible guarantor institution.

THE GUARANTEE ON PAGE 3 MUST BE COMPLETED.

 NOTICE OF GUARANTEED DELIVERY

        By signing this Notice of Guaranteed Delivery, you tender to Insignia Systems, Inc., at the price per share indicated in this Notice of Guaranteed Delivery, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal, receipt of which you hereby acknowledge, the number of shares specified below pursuant to the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

        Number of shares to be tendered:                          shares.

PRICE AT WHICH YOU ARE TENDERING
(See Instruction 5 to the Letter of Transmittal)

        YOU MUST CHECK ONE BOX AND ONLY ONE BOX IF YOU WANT TO TENDER YOUR SHARES. IF MORE THAN ONE BOX IS CHECKED OR IF NO BOX IS CHECKED, YOUR SHARES WILL NOT BE PROPERLY TENDERED.

SHARES TENDERED AT A PRICE DETERMINED BY YOU:

        By checking one of the following boxes below INSTEAD OF THE BOX UNDER "SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER," you are tendering shares at the price checked. This action would result in none of your shares being purchased if the Selected Price is less than the price checked below. If you want to tender portions of your shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you tender shares. The same shares cannot be tendered at more than one price.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

☐	$2.15	☐	$2.25	☐	$2.35

OR

SHARES TENDERED AT A PRICE DETERMINED PURSUANT TO THE OFFER:

☐
By checking THIS ONE BOX INSTEAD OF ONE OF THE PRICE BOXES ABOVE, you are tendering shares and are willing to accept the Selected Price in accordance with the terms of the Offer. This action will maximize the chance of having Insignia purchase your shares (subject to the possibility of proration). Note that this could result in your receiving a price per share as low as $2.15.

  CONDITIONAL TENDER
  (See   Instruction 13 to the Letter of Transmittal)

              You may condition your tender of shares on our purchasing a specified minimum number of your tendered shares, all as described in Section 6 of the Offer to Purchase. Unless the minimum number of shares you indicate below is purchased by us in the Offer, none of the shares you tender will be purchased. It is your responsibility to calculate that minimum number of shares that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless the following box has been checked and a minimum number of shares specified, your tender will be deemed unconditional.

☐	The minimum number of shares that must be purchased, if any are purchased, is: shares.

              If, because of proration, the minimum number of shares that you designated above will not be purchased, we may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares and checked the following box:

☐	The tendered shares represent all shares held by me.

 GUARANTEE
(Not to be used for signature guarantee)

        The undersigned, a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, (a) represents that the above named person(s) "own(s)" the shares tendered hereby within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, as amended ("Rule 14e-4"), (b) represents that such tender of shares complies with Rule 14e-4 and (c) guarantees to deliver to the Depositary either the certificates evidencing all tendered shares, in proper form for transfer, or to deliver shares pursuant to the procedure for book-entry transfer into the Depositary's account at The Depository Trust Company, in either case together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees or an agent's message in the case of a book-entry delivery, and any other required documents, all within three NASDAQ trading days after the date hereof.

Name of Firm:	(Authorized Signature)

Address:	Title:

(Zip Code)	Name:	(Please Type or Print)

Area Code and Telephone Number:
Dated:

NOTE:	DO NOT SEND CERTIFICATES FOR SHARES WITH THIS NOTICE. CERTIFICATES FOR SHARES SHOULD BE SENT WITH YOUR LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(C)
NOTICE OF GUARANTEED DELIVERY
PRICE AT WHICH YOU ARE TENDERING (See Instruction 5 to the Letter of Transmittal )
GUARANTEE (Not to be used for signature guarantee)